Exhibit 10.18

January 8, 2016

Joel B. Rosen

840 Old Road to Nine Acre Corner

Concord, MA 01742 Dear Joel:

We are pleased to confirm our offer of employment as Chief Marketing Officer with Everbridge, Inc. (the “Company” or “Everbridge”), according to the terms of this Offer Letter. Please note that upon signed acceptance of this offer, within fifteen business days we will mutually work to finalize your employment agreement with the Company. The key terms of your employment are as outlined further below:

1.	As Chief Marketing Officer, you will report to Jaime Ellertson, Chairman and Chief Executive Officer. As Chief Marketing Officer you will participate on the Senior Management Team (the “SMT”).

2.	Your tentative start date will be Wednesday, January 20, 2016, which is contingent upon Everbridge’s successful completion of background and reference check.

3.	Your starting gross annual base salary will be at the rate of Two Hundred and Seventy Thousand Dollars ($270,000.00) per annum and payable on a biweekly basis in accordance with the Company’s payroll policies. This position is classified as exempt.

4.	Everbridge is willing to provide you with a one-time signing bonus of Twenty Five Thousand Dollars ($25,000), which will be paid within the first month of your start date. However, should your employment with Everbridge cease prior to the completion of twelve (12) months of employment, you will be required to repay your signing bonus and agree to refund to Everbridge the pro-rated amount of the gross amount of this signing bonus.

5.	Your annual cash incentive bonus/variable compensation (“Variable Compensation”), effective fiscal year 2016 and contingent upon the successful performance of all job duties, responsibilities, and mutually agreed upon objectives in accordance with SMT Management Incentive Plan, will be Ninety Thousand Dollars ($90,000).

6.	You will be granted 600,000 option shares upon board approval pursuant to an Option Agreement as defined in the Company’s 2008 Equity Incentive Plan (the “Option Plan”). Your options will vest over a four-year period according to the standard vesting schedule of the Option Plan.

7.	Subject to the provisions of Involuntary Termination; Termination for Good Reason, if either your employment is terminated by the Company other than for Cause, or you voluntarily terminate your employment with the Company for Good Reason, in either case, then, as a severance benefit, the Company shall continue to pay you an amount equal to one-twelfth (1/12th) of your Base Salary for, without duplication, the following time period: (A) three (3) months, if and to the extent that your employment is terminated within twelve (12) months following the Effective Date; or (B) six (6) months, if and to the extent that your employment is terminated more than twelve (12) months following the Effective Date.

8.	In the event of a Change in Control (as defined in the Option Plan) the vesting and the right to exercise the initial options shall accelerate; i) for the number of shares equal to the number of months of full-time employment as of the date of a change of control divided by forty eight (i.e., number of months of employment divided by 48), as well as, ii) the additional amount of 50% of all of your unvested (as of the date of a Change of Control after the acceleration granted in (i) above) options shall vest in full subject to the company’s standard Change of Control language for its senior executives. In the event the acquirer or successor party does not assume or convert 100% of your remaining unvested shares after accelerated vesting in (i) and (ii) above as part of the Change of Control or does not offer equivalently valued new options and incentives to you, then 100% of your remaining unvested share options will vest in full immediately prior to consumption of the Change of Control.

9.	You will receive workplace accommodations in the Company’s Burlington, Massachusetts office.

10.	You will be provided the opportunity to participate in the Company’s group insurance plans effective the first of the month following your date of employment. As part of the SMT benefit package you will be eligible for the highest level cell phone stipend paid on a quarterly basis.

11.	You will be eligible for vacation and sick through our Paid Time Off (PTO) program and other benefits as described in the Company’s employee handbook. Upon date of hire, you will begin to accrue PTO at the next service level tier of twenty PTO days accrued per year.

12.	All other matters concerning your employment, which are not specifically described in this Offer Letter, shall be in accordance with the Company’s standard practices and procedures.

Please confirm your decision to join the Company by signing a copy of this offer letter and returning it to Mark Minichiello, Chief Recruiting Officer, by end of business Monday, January 11, 2016. The signed offer letter can be sent by email to mark.minichiello@everbridge.com.

This offer is contingent upon your: (1) signing the Company’s Confidential information and Inventions Agreement; (2) establishing your identity and authorization to work as required by the immigration Reform and Control Act of 1986; (3) satisfactorily passing a background; and (4) taking and passing a drug screen test at a local medical facility of our choosing. If you have any questions about the documentation you will need to provide on your first day of work, please contact Jen Mattia, Recruiting Operations and Programs Lead at (617) 633-4371.

By signing below, you acknowledge that this letter contains our full and complete understanding with respect to your employment by the Company, and supersedes all prior and contemporaneous agreements, representations and understandings, whether oral, written or implied. Specifically, and without limitation on the foregoing, (i) you acknowledge and agree that there have been no oral promises or commitments concerning the terms of your employment that have not been set forth in writing herein, and no oral promises or commitments made that are at variance with any of the terms set forth herein, and (ii) you are not relying on the existence of any implied agreement that contains terms of your employment that have not been set forth in writing herein or are at variance with such terms.

Please indicate your acceptance by signing where indicated below and returning a copy to me. We look forward to you joining the Everbridge team and wish you great success in your career at the Company.

Sincerely,

Jaime Ellertson
Chairman and Chief Executive Officer

ACCEPTED AND AGREED

/s/ Joel B. Rosen
Joel B. Rosen

1/11/16
Date